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                                                             Exhibit 99.2

                                            September 27, 1996

Members of the Board
R&G Financial Corporation
R-G Plaza Building
280 Jesus T. Pinero, Hyde Park
Hato Rey, PR 00918

Gentlemen and Ladies:

You have asked for our opinion as investment bankers as to determine the fair value for the minority interest in R&G Premier Bank (the "Bank"), and determine what percentage the minority interest will own of the new holding company R&G Financial Corporation.

The background and experience of the principals of FBR are provided as an
exhibit to this report.   We believe that, except for the fee we will
receive in connection with the public offering that we have underwritten, we are independent of the Bank and the holding company.

In preparing this appraisal, we considered the following factors, among others:

1. The nature of the business and the history of the Bank since its purchase in February 1990.
2. The economic outlook in general and the condition and outlook of the banking industry in particular.
3. The book value of the stock and the financial condition of the Bank.
4. The earning capacity of the Bank.
5. The dividend paying capacity of the Bank.
6. Asset generation capability of the Bank and the Mortgage Bank
7. Sales of the stock and the size of the block of stock to be valued.
8. The market price of stocks of thrifts, banks and mortgage banks engaged in the same or similar lines of business having their stocks actively traded in a free and open market, either on an exchange or over the counter.
9. The current trading value of R&G Financial Corporation.

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Among the various sources of information used to perform this appraisal were the following:

1. Audited and unaudited financial statements for the Bank for the period ending December 31, 1996, March 31, 1996 and June 30, 1996.

2. The Bank's Form S-1 that was prepared in connection with the public offering of R&G Financial Corporation.

3. Discussions of the past and current operations, financial condition and prospects of R-G Premier Bank and R&G Mortgage Corporation with the management R-G Premier Bank and R&G Mortgage Corporation;

4. Review of R-G Premier Bank and R&G Mortgage Corporation business plans and analysis of certain financial projections prepared by management;

5. Review the financial condition published in annual reports, 10-K's, and 10-Q's and the reported prices and trading activity for the common stock of certain publicly traded companies which FBR deemed to be reasonably comparable to R-G Premier Bank and R&G Mortgage Corporation and the financial condition of R-G Premier Bank and R&G Mortgage Corporation;

6. Discussions with the Bank's independent auditors and special counsel.

7. Market area demographic and deposit information on the Commonwealth of Puerto Rico.

8. Other analyses and review of such other information as FBR deemed appropriate.

Our appraisal is based on R-G Premier Bank and R&G Mortgage Corporation's representation that the financial and other information provided to us by the Bank is truthful, accurate and complete. We have not independently verified the financial statements and other information provided by the Bank and its independent auditors, nor have we valued independently the assets or liabilities of the Bank. Our valuation considers R&G Financial Corporation only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

It is our opinion that as of September 27, 1996 the estimated value of R-G Premier Bank's minority shares was $5.3 million or $21.48 per share. Given R&G Financial Corporation's current trading value of $17.75 per share, the appropriate exchange ratio for the minority shareholders is deemed to be
1.21 R&G Financial Corporation shares for each minority share of R-G Premier Bank, or 300,962 shares in total of R&G Financial Corporation representing 3.84% of the Company's shares on a pro forma basis.

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Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock will thereafter be able to sell such shares at prices related to the foregoing valuation.

Very Truly Yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:  /S/ KAREN K. EDWARDS
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     Karen K. Edwards, CFA
     Managing Director